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                                                                     EXHIBIT 4.1




                             APACHE FINANCE PTY LTD
                                     Company


                               APACHE CORPORATION
                                    Guarantor


                                       to


                            THE CHASE MANHATTAN BANK
                                     Trustee


                               -------------------


                          FIRST SUPPLEMENTAL INDENTURE


                               -------------------



                          Dated as of February 26, 2001


                            Supplemental to Indenture
                          Dated as of December 9, 1997


                                 Debt Securities
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                          FIRST SUPPLEMENTAL INDENTURE

         This FIRST SUPPLEMENTAL INDENTURE, dated as of February 26, 2001 is among Apache Finance Pty Ltd, a proprietary company with limited liability duly organized and existing under the laws of Australia Capital Territory, Australia (the "Company") (ACN 080 571 900), having its principal executive office located at 256 St. George's Terrace, Level 3, Perth, Western Australia 6000, Australia, Apache Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the "Guarantor"), having its principal executive office located at One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, and The Chase Manhattan Bank, a banking corporation duly organized and existing under the laws of the State of New York (the "Trustee"), having its corporate trust office located at 450 West 33rd Street, 15th Floor, New York, New York 10001.

                                    RECITALS

         The Company has issued its 6.50% notes due 2007 in the aggregate principal amount of $170,000,000 and its 7.00% notes due 2009 in the aggregate principal amount of $100,000,000 pursuant to the Indenture dated as of December 9, 1997 (the "Indenture") among the Company, the Guarantor and the Trustee.

         The Company may issue in the future additional Securities pursuant to the Indenture.

         Section 901 of the Indenture provides that the Company, when authorized by or pursuant to a Board Resolution, the Guarantor, when authorized by or pursuant to a Board Resolution, and the Trustee may, without the consent of or notice to any of the Holders, enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing any provisions contained in the Indenture that do not adversely affect the interests of the Holders of any Securities then Outstanding. This First Supplemental Indenture is entered into pursuant to Section 901(f).

         The Company and the Guarantor have duly authorized the execution and delivery of this First Supplemental Indenture, the conditions set forth in the Indenture for the execution and delivery of this First Supplemental Indenture have been complied with and all things necessary to make this First Supplemental Indenture a valid amendment of, and supplement to, the Indenture have been done by the Company and the Guarantor.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein, the Company and the Guarantor agree with the Trustee that the Indenture is supplemented and amended, solely to the extent and for the purposes expressed herein, for the equal and proportionate benefit of all Holders, as follows:
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                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.1. Unless the context otherwise requires, the terms defined in the Indenture shall, for all purposes of this First Supplemental Indenture, have the meanings therein defined.

         SECTION 1.2. Unless the context otherwise requires, the terms defined in this First Supplemental Indenture (including the preamble hereof) shall, for all purposes of the Indenture as supplemented and amended by this First Supplemental Indenture, have the meanings herein defined.

                                   ARTICLE II

                             AMENDMENT TO INDENTURE

         SECTION 2.1. Section 101 of the Indenture is amended and restated to add the term "Subsidiary Transferee", which reads in its entirety as follows:

         "Subsidiary Transferee" has the meaning specified in Section 802(c).

         SECTION 2.2. The term "Person" defined in Section 101 of the Indenture is amended and restated to read as follows:

         "Person" means any individual, Corporation, partnership, joint venture, joint-stock company, limited liability company, unincorporated organization and, except, for purposes of Article Eight, trust or government or any agency or political subdivision thereof.

         SECTION 2.3. Section 802 of the Indenture is supplemented and amended to add Section 802(c), which reads in its entirety as follows:

           (c) Notwithstanding the provisions of Section 802(a), the Company may consolidate with or merge into any other Person, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, provided that:

                    (1) any Person formed by such consolidation or into which the Company is merged or to whom the Company has conveyed, transferred or leased its properties and assets as an entirety or substantially as an entirety is a Person organized and validly existing under the laws of the jurisdiction of organization of such Person, and such Person is, directly or indirectly, a wholly-owned subsidiary of the Company or the Guarantor (a "Subsidiary Transferee");

                    (2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

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                    (3) the Company has delivered to the Trustee an Officers'
Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

         SECTION 2.4. Section 803 of the Indenture is supplemented and amended to add Section 803(b). Section 803, as supplemented and amended, reads in its entirety as follows:

         (a) Upon any consolidation by the Company or the Guarantor with or merger of the Company or the Guarantor into any other Person or any conveyance, transfer or lease of the properties and assets of the Company or the Guarantor, as the case may be, as an entirety or substantially as an entirety to any Person in accordance with Sections 801 or 802, the successor Person formed by such consolidation or into which the Company or the Guarantor, as the case may be, is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or the Guarantor, as the case may be, under this Indenture with the same effect as if such successor Person had been named as the Company or the Guarantor, as the case may be, herein; and thereafter, except in the case of a lease, the predecessor Person shall be released from all obligations and covenants under this Indenture, the Securities, the Guarantees and the Coupons.

         (b) Notwithstanding the provisions of Section 803(a), upon any conveyance, transfer or lease of the properties and assets of the Company as an entirety or substantially as an entirety to any Subsidiary Transferee in accordance with Section 802(c), the Subsidiary Transferee to which such conveyance, transfer or lease is made may not succeed to, nor be substituted for, and may not exercise any right and power of, the Company under this Indenture unless the Subsidiary Transferee has received the prior written consent of the Company to any such succession and substitution; and thereafter the Company shall not be released from all obligations and covenants under this Indenture, the Securities, the Guarantees and the Coupons, unless:

                    (1) the Subsidiary Transferee is organized and validly existing under the laws of the jurisdiction of organization of such Subsidiary Transferee, and expressly assumes by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest on and any Additional Amounts with respect to all the Securities of the Company and the performance or observance of every covenant of this Indenture on the part of the Company to be performed or observed;

                    (2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing;

                    (3) any such Subsidiary Transferee shall expressly agree, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, (i) to immediately indemnify (pursuant to the indemnification procedure described in Section 805) the Holder of each Security against (A) any tax, assessment or governmental charge

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imposed on such Holder or required to be withheld or deducted from any payment to such Holder (including any governmental charge or withholding attributable to such Subsidiary Transferee's indemnifying such Holder) as a consequence of such consolidation, merger, conveyance, transfer or lease, and (B) any other tax costs or other tax expenses of the act of such consolidation, merger, conveyance, transfer or lease (except that if the Company or any such Subsidiary Transferee delivers by the date of any such transaction an opinion of an independent counsel or a tax consultant of recognized standing that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such transaction, a Holder will have such rights to indemnification only if and when gain for U.S. federal income tax purposes is actually imposed on such Holders) and (ii) that all payments pursuant to the Securities in respect of the principal of and any premium and interest on such Securities, as the case may be, shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the jurisdiction of organization of such Subsidiary Transferee or any political subdivision or taxing authority thereof or therein, unless such taxes, duties, assessments or governmental charges are required by such jurisdiction or any such subdivision or authority to be withheld or deducted, in which case such Subsidiary Transferee will pay by way of additional interest such Successor Additional Amounts as will result (after deduction of such taxes, duties, assessments or governmental charges and any additional taxes, duties, assessments or governmental charges payable in respect of such) in the payment to each Holder of a Security of the amounts which would have been payable pursuant to the Securities had no such withholding or deduction been required, except that no Successor Additional Amounts shall be so payable for or on account of:

                             (A) any tax, duty, levy, assessment or other
                    governmental charge which would not have been imposed but for the fact that such Holder: (i) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the jurisdiction of organization of such Subsidiary Transferee or any of its territories or any political subdivision thereof or otherwise had some connection with such jurisdiction other than the mere ownership of, or receipt of payment under, such Security;
                    (ii) presented (if presentation is required) such Security for payment in such jurisdiction or any of its territories or any political subdivision thereof, unless such Security could not have been presented for payment elsewhere; or
                    (iii) presented (if presentation is required) such Security more than thirty (30) days after the date on which the payment in respect of such Security first became due and payable or provided for, whichever is later, except to the extent that the Holder would have been entitled to such Successor Additional Amounts if it had presented such Security for payment on any day within such period of thirty
                    (30) days;

                             (B) any estate, inheritance, gift, sale, transfer,
                    personal property or similar tax, assessment or other governmental charge;

                             (C) any tax, assessment or other governmental
                    charge which is payable otherwise than by withholding or deduction from payments of (or in respect of) principal of or any premium or interest on, such Securities;

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                             (D) any tax, assessment or other governmental
                    charge that is imposed or withheld by reason of the failure to comply by the Holder or the beneficial owner of the Security with a request of the Company or the Subsidiary Transferee addressed to the Holder (i) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (ii) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of
                    (i) or (ii), is required or imposed by statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition or exemption from all or part of such tax, assessment or other governmental charge; or

                             (E) any combination of items (A), (B), (C) and (D);

nor shall Successor Additional Amounts be paid with respect to any payment of the principal of or any premium or interest on any such Security to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the jurisdiction of organization of such Subsidiary Transferee (or any political subdivision or taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Successor Additional Amounts had it been the Holder of the Security;

                    (4) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such conveyance, transfer or lease and such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with; and

                    (5) the Company has consented in writing to such release.


                                   ARTICLE III

                            MISCELLANEOUS PROVISIONS

         SECTION 3.1. Nothing in this First Supplemental Indenture, express or implied, is intended or shall be construed to confer upon, or to give to, any Person, other than the parties hereto, their successors and assigns, and the Holders, any right, remedy or claim under or by reason of this First Supplemental Indenture or any provision hereof; and the provisions of this First Supplemental Indenture are for the exclusive benefit of the parties hereto, their successors and assigns, and the Holders.

         SECTION 3.2. This First Supplemental Indenture shall for all purposes be deemed to be a contract made under, governed by and construed in accordance with the laws of the State of New York.

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         In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any other provision required to be included in this First Supplemental Indenture or the Indenture by the Trust Indenture Act, such other provision which is so required to be included shall control.

         SECTION 3.3. The recitals contained herein shall be taken as the statements of the Company and the Guarantor, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

         SECTION 3.4. The descriptive headings of the several Articles of this First Supplemental Indenture are inserted for convenience only and shall not affect the construction hereof.

         SECTION 3.5. This First Supplemental Indenture may be simultaneously executed in any number of counterparts, each of which when so executed and delivered shall be an original; but such counterparts shall together constitute but one and the same instrument.

         SECTION 3.6. The Company and the Guarantor each represent and warrant that it is duly authorized under all applicable laws to execute and deliver this First Supplemental Indenture and that all corporate action on its part required for the execution and delivery of this First Supplemental Indenture has been duly and effectively taken.

         IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and their respective seals to be hereunto affixed and attested all as of the day and year first above written.


[SEAL]                               APACHE FINANCE PTY LTD

                                     By:/s/ Roger B. Plank
                                        ----------------------------------------
                                        Roger B. Plank, Executive Vice President
Attest:                                 and Chief Financial Officer

/s/ Cheri L. Peper
--------------------------------
Cheri Peper, Corporate Secretary

[SEAL]                               APACHE CORPORATION

                                     By:/s/ Roger B. Plank
                                        ----------------------------------------
                                        Roger B. Plank, Executive Vice President
Attest:                                 and Chief Financial Officer

/s/ Cheri L. Peper
--------------------------------
Cheri Peper, Corporate Secretary

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[SEAL]                               THE CHASE MANHATTAN BANK,
                                         as Trustee

                                     By:/s/ Walter I. Johnson, III
                                        ----------------------------------------
Attest:                                 Title: Assistant Treasurer

/s/ Victor Evans
--------------------------------
Victor Evans
Vice President
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STATE OF TEXAS    )
                  )
COUNTY OF HARRIS  )

         On the 27th day of February, 2001, before me personally came Roger B. Plank, to me known, who, being by me duly sworn, did depose and say that he is the Executive Vice President and Chief Financial Officer of APACHE FINANCE PTY LTD, a proprietary company with limited liability duly organized and existing under the laws of Australia Capital Territory, Australia, one of the persons described in and who executed the foregoing instrument; that he knows the seal of said Company; that the seal affixed to said instrument is such Company's seal; that it was so affixed by authority of the Board of Directors of said Company; and that he signed his name thereto by like authority.


[NOTARIAL SEAL                              /s/ Jean-Monique Maciel
Jean-Monique Maciel                         ------------------------------------
Notary Public                               Notary Public
State of Texas
Expires Feb. 26, 2005]

                                       8
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STATE OF TEXAS    )
                  )
COUNTY OF HARRIS  )

On the 27th day of February 2001, before me personally came Roger B. Plank, to me known, who, being by me duly sworn, did depose and say that he is the Executive Vice President and Chief Financial Officer of APACHE CORPORATION, a State of Delaware corporation, one of the persons described in and who executed the foregoing instrument; that he knows the seal of said Corporation; that the seal affixed to said instrument is such Corporation's seal; that it was so affixed by authority of the Board of Directors of said Corporation; and that he signed his name thereto by like authority.


[NOTARIAL SEAL                              /s/ Jean-Monique Maciel
Jean-Monique Maciel                         ------------------------------------
Notary Public                               Notary Public
State of Texas
Expires Feb. 26, 2005]

                                       9
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STATE OF NEW YORK   )
                    )
COUNTY OF NEW YORK  )

         On the 27th day of February, 2001, before me personally came Walter I. Johnson, III, to me known, who, being by me duly sworn, did depose and say that he is the Assistant Treasurer of THE CHASE MANHATTAN BANK, a banking corporation organized and existing under the laws of the State of New York, one of the persons described in and who executed the foregoing instrument; that he knows the seal of said Corporation; that the seal affixed to said instrument is such Corporation's seal; that it was so affixed by authority of the Board of Directors of said Corporation; and that he signed his name thereto by like authority.


[NOTARIAL SEAL]                             /s/ Annabelle DeLuca
                                            ------------------------------------
                                            Notary Public

                                            [Annabelle DeLuca
                                            Notary Public, State of New York
                                            No. 01DE5013759
                                            Qualified in Kings County
                                            Certificate Filed in New York County
                                            Commission Expires July 15, 2001]

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